Exhibit 21.1

                         Subsidiaries of the Registrant


1.   AssureTec Systems, Inc., a Delaware corporation.

2.   Advanced Conductor Technologies, Inc., a Delaware corporation.

3.   Biorelease Technologies, Inc., a Delaware corporation.

4.   I-JAM Enterprises, Inc., a Delaware corporation.